Exhibit 99.1
PacBio Announces Preliminary Fourth Quarter and Full Year 2025 Revenue
Q4 2025 revenue growth of 14% year-over-year, driven by strong Revio and Vega shipments and record consumables revenue
MENLO PARK, Calif., Jan. 12, 2026 (GLOBE NEWSWIRE) – PacBio (NASDAQ: PACB), a leading developer of high-quality, highly accurate sequencing solutions, announced preliminary unaudited revenue for the fourth quarter of 2025 and full year 2025 of $44.6 million and $160.0 million representing year-over-year growth of 14% and 4%, respectively.
“We finished the year with strong momentum driven by increased Revio and Vega sales as well as record consumables revenue, reflecting meaningful traction across a range of clinical sequencing applications,” said Christian Henry, President and CEO of PacBio. “In 2025, we also significantly reduced our cash burn and strengthened our financial profile. Looking ahead, we believe that increased real-world evidence in the clinic, combined with the significantly lower costs enabled by SPRQ-Nx, will catalyze our next phase of growth in 2026 and beyond.”
Fourth quarter and full year results:

	Q4 2025 (Preliminary, unaudited)	Q4 2024	2025 (Preliminary, unaudited)	2024
Revenue (in millions)	~$44.6	$39.2	~$160.0	$154.0
Instrument revenue (in millions)	~$17.3	$15.3	~$53.8	$65.8
Consumable revenue (in millions)	~$21.6	$18.8	~$81.9	$70.3
Service and other revenue (in millions)	~$5.7	$5.1	~$24.3	$17.9
RevioTM system placements	21	23	61	97
VegaTM system placements	42	7	140	7
Annualized Revio pull-through per system	~$242,000	~$240,000
Ending cash, cash equivalents, and investments (in millions)	~$279.5	$389.9
PacBio is scheduled to present at the 44th Annual J.P. Morgan Healthcare Conference on January 12, 2026, at 10:30 a.m. Pacific Time. PacBio plans to make the presentation available on the Events & Presentations Section of PacBio's website at investor.pacificbiosciences.com. The information posted on or that can be accessed through PacBio's website, including PacBio's updated corporate presentation, is not incorporated by reference into this press release, and the inclusion of PacBio's website address is an inactive textual reference only.
The preliminary unaudited financial information set forth above is subject to revision and is anticipated to be finalized when the Company files its 2025 Annual Report on Form 10-K. PacBio's final, audited financial results could differ materially from the preliminary estimates above, which are not a comprehensive statement of PacBio's financial results and are not necessarily indicative of the results to be expected as of or for the fiscal period ended December 31, 2025, or any future period. Accordingly, you should not place undue reliance on these preliminary estimates. PacBio preliminarily expects to report its fourth quarter 2025 results during a conference call in February, at which point it will discuss its 2025 financial results in more detail.
About PacBio
PacBio (NASDAQ: PACB) is a premier life science technology company that designs, develops, and manufactures advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technologies, which include our HiFi long-read sequencing, address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information, please visit www.pacb.com and follow @PacBio.
PacBio products are provided for Research Use Only. Not for use in diagnostic procedures.

Forward-looking statements
This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements relating to PacBio's preliminary unaudited financial information as of and for the periods ended December 31, 2025 as well as our expectations for future operating results, revenue and guidance; the availability or timing of PacBio's final financial results as of and for the periods ended December 31, 2025; PacBio’s growth plans and initiatives as well as the expected financial impact and timing of these plans and initiatives; PacBio’s financial guidance and expectations for future periods; new and continued reception of PacBio’s products and their expansion into new or existing markets; developments affecting our industry and the markets in which we compete, including the impact of new products and technologies and tariffs; anticipated future customer use and costs of our products and consumables; and the availability, uses, accuracy, coverage, advantages, quality or performance of, or benefits or expected benefits of using, PacBio products or technologies. Reported results and orders for any instrument system should not be considered an indication of future performance. You should not place undue reliance on forward-looking statements because they are subject to assumptions, risks, and uncertainties and could cause actual outcomes and results to differ materially from currently anticipated results, including, but not limited to, challenges inherent in developing, manufacturing, launching, marketing and selling new products, and achieving anticipated new sales; potential cancellation of existing instrument orders; assumptions, risks and uncertainties related to the ability to attract new customers and retain and grow sales from existing customers; risks related to PacBio's ability to successfully execute and realize the benefits of acquisitions; the impact of new, increased or enhanced tariffs and export restrictions; rapidly changing technologies and extensive competition in genomic sequencing; unanticipated increases in costs or expenses; interruptions or delays in the supply of components or materials for, or manufacturing of, PacBio products and products under development; potential product performance and quality issues and potential delays in development timelines; the possible loss of key employees, customers, or suppliers; customers and prospective customers curtailing or suspending activities using PacBio’s products; third-party claims alleging infringement of patents and proprietary rights or seeking to invalidate PacBio's patents or proprietary rights; risks associated with international operations; and other risks associated with general macroeconomic conditions and geopolitical instability. Additional factors that could materially affect actual results can be found in PacBio's most recent filings with the Securities and Exchange Commission, including PacBio's most recent reports on Forms 8-K, 10-K, and 10-Q, and include those listed under the caption "Risk Factors." These forward-looking statements, including PacBio's preliminary unaudited financial information, are based on current expectations and speak only as of the date hereof; except as required by law, PacBio disclaims any obligation to revise or update these forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.
Contacts
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